CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES®

With Maturities of 9 months or more from Date of Issue

Registration No.  333-124310

Filed Pursuant to Rule 424 (b) (3)

Amendment to PRICING SUPPLEMENT NO.  618                                                         Trade Date:  07/25/05

(To Prospectus Supplement dated July 7, 2005 &

  Prospectus dated May 13, 2005)                                                                                     Issue Date:   07/28/05

The Date of this Amendment to Pricing SupplementAugust 01, 2005

SUBJECT TO REDEMPTION OR REPAYMENT

  CUSIP                                                                                                                                    Date and terms of redemption or

     or        Stated                                                                    Interest                                       repayment (including any

Common  Interest                      Price to  Discounts &         Payment     Survivors                  applicable regular or special

  Code      Rate (1)   Maturity  Public (2) Commissions       Frequency       Option   Yes/No     record dates)

14911QF30   5.15%          07/15/20        100%                 2.00%                 Quarterly                       YES          YES               Callable at 100% beginning 07/15/08

                                                                                                                                                                                                                        and quarterly thereafter.

Principal                                                                                  1st Payment             Day

Amount                   Proceeds                  Dealer                            Date                   Count

$909,000.00            $890,820.00            ABN AMRO Inc.        10/15/05                               30/360

Original Issue Discount Note:                                                                           Total Amount of OID:

____  Yes                X    No                                                                                   N/A

The interest rates on the PowerNotes® may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes® offered prior to the effective date of the change.   This amendment to Pricing Supplement No. 618 is issued for the sole purpose of amending the second sentence of footnote (1) to read in its entirety as follows:  “After the issuance of the PowerNotes® covered by this Pricing Supplement, $983.955 mm principal amount of PowerNotes® remain available for sale pursuant to the accompanying Prospectus Supplement.”

Expressed as a percentage of aggregate principal amount.  Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.